 Exhibit 99.1

DatChat Receives Notice of Allowance for Secure Web RTC Real Time Communication Service For Audio and Video Streaming Communications

NEW BRUNSWICK, N.J., July 18, 2023 — DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), a private messaging, social media and metaverse company, today announced that it has received a notice of allowance from the USPTO for patent application 17/408,495 “Secure Web RTC Real Time Communication Service For Audio and Video Streaming Communications.”

Secure Real Time Communications Service (SRTCS) for audio and video streaming communications and content sharing securely connects multiple users using a “push-button” WebRTC chat app connection over a Peer-to-Peer (P2P) network. SRTCS combines advanced security technologies to provide user-based permissions when communicating and sharing rich media content with other users, including End-to-End Encryption (E2EE), Hash Technology (DHT), and Digital Rights Protection (DRM).

“Our new patent is an important addition to our current patent portfolio of seven issued patents, and further displays our commitment to the development and protection of our intellectual property,” said DatChat CEO Darin Myman. “From this, we continue to show our devotion to protecting our users’ information by giving them control over their messages, interactions, communications, content and posts, even after they’re sent. Of note, this patent comes as we continue to expand the capabilities of our Habytat metaverse, and combined with our Blockchain-Based Communication Systems and Method patent, will serve as the cornerstone of our secure peer-to-peer communications platform for messaging in the metaverse.”

About DatChat, Inc.

DatChat Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.